Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Horizon Quantum Computing Pte Ltd

29 Media Cir. #05-22

Singapore, 138565

We hereby consent to the incorporation by reference in this Form F-1 to be filed on or about April 16, 2026 of our report dated April 14, 2026, relating to the consolidated financial statements of Horizon Quantum Computing Pte. Ltd, incorporated by reference in the Registration Statement for the years ended December 31, 2025 and December 31, 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

April 16, 2026

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions orinactions of any individual member or correspondent firm(s).	PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com